Exhibit 10.3

January 29, 2015

Mr. Peter M. Ramstad
4139 Lexington Way
Eagan, MN 55123

Dear Pete,

I am pleased to confirm in writing this offer of employment for the position of Senior Vice President - Chief Human Resources Officer for Capella Education Company. The position reports to me. Your start date is scheduled for April 1, 2015.

Please note that this offer of employment is contingent upon us completing a background check, you signing a mutually agreed Confidentiality, Non-Competition & Inventions Agreement prior to starting, and you providing proof of employment eligibility under the Immigration Reform and Control Act.

Base Pay
In your role of Senior Vice President - Chief Human Resources Officer you will be paid $13,846.15 on a bi-weekly basis, which equals $360,000 when annualized. You will be eligible for a performance and salary review in 2016, and annually thereafter.

Cash Payments
You will receive a one-time payment of $150,000, payable on the first full paycheck following your date of hire. Should you leave Capella voluntarily within twelve (12) months of receiving this bonus, you agree to reimburse Capella for this payment on a pro rata basis, with the proration period commencing on the date of your receipt of the bonus.

Initial Equity Grant
You will be awarded a one-time initial equity grant with a value of $325,000 in the form of Restricted Stock Units (RSUs), as described below. The grant date for your award will be your date of hire, April 1, 2015. The number of RSUs granted will be based on the NASDAQ closing price of our common stock on the date of grant. (Value of grant, $325,000, divided by the closing price equals the number of RSUs.) The RSUs will vest in equal increments on the first three anniversaries of the grant, subject to your continued employment with Capella. The terms and conditions of the RSU grant will be outlined in a grant agreement that will be provided to you within one week of the grant.

Management Incentive Plan (MIP)
In addition to your base salary, you will be eligible to participate in our cash-based Management Incentive Plan (MIP) with a target of 50% of your annual base salary earnings. Payouts can range from zero to two times your target, based on company performance, and are typically made in March following the end of the plan year. There is no guarantee of payout. For 2015, any payout to you under this plan will be based on actual salary paid to you after your date of hire, April 1, 2015. The details of the MIP plan will be specified for you when you join Capella in your grant documentation.

Long Term Incentive (LTI) Awards
As a key management employee with Capella, you will be eligible to be considered for an annual long term incentive award. While subject to change annually, our current practice provides discretionary equity grants in the form of a relatively equal mix of RSUs, stock options, and long term performance cash. Your target value will be 90% of your base salary earnings. Notwithstanding the previous sentence, for 2016 and 2017, your target value will be 121.5% of your base salary earnings, which is 135% of your standard 90% target.

The value of RSUs is based on the NASDAQ closing price for our common stock on the date of grant; the value of stock options is based on the standard financial calculation of Black-Scholes value; and the value of the long-term performance cash is based upon a target award value which will be paid if the company achieves its established three year performance plan. For the long-term performance cash plan, actual cash payouts may range from 0% to 240% of the target award value based upon company performance following the 3 year performance period. Annual long term incentive awards are subject to approval by the Board of Director’s Compensation Committee. The next grant cycle will take place in early 2016.

Retirement

All grant agreements for your long term incentive awards, including your initial equity grant, will be modified such that “Retirement” will be based on the Rule of 65 (age plus years of service equal to or greater than 65).

Benefits
As a full-time employee you will be eligible to enroll in Capella Education Company benefits. Key benefits include:

•
Medical/Dental - effective the first day of the month following your hire date, you will be eligible to participate in the company’s medical and dental plans. Capella will pay 100% of your medical premiums.

•
PTO (Paid Time Off) - you will be entitled to accrue PTO on a pro-rated bi-weekly basis equal to a maximum of 27 days per year in addition to 10 paid holidays per year. In addition, you will be awarded 10 days of PTO effective on your date of hire.

•
401(k) Retirement Plan - You are eligible to begin contributions the first of the month following your start date. Capella provides a company matching contribution up to 4% of your base salary (subject to IRS limitations).

•	Capella University and Sophia Pathways to College Credit courses at no charge after 90 days.

All benefits are explained in greater detail in a Benefits Summary that will be provided to you after you accept this offer of employment. Further benefits information, including enrollment forms and application deadlines, will be covered in your first day New Hire Orientation.

Parking
Capella will provide monthly contract parking for you at our expense. More information will be provided to you about parking once you start.

Senior Executive Severance Plan
We have established the Capella Education Company Senior Executive Severance Plan to provide severance pay and other benefits to eligible employees.

Noncompetition Agreement
Because your position is critical to Capella’s operations and it is likely you will be receiving information of a highly sensitive nature, you will be required to sign a mutually agreed Confidentiality, Non-Competition & Inventions Agreement.

Conflict of Interest
All Capella employees must avoid conflicts of interest that have not been approved in advance and in writing. The concept of a conflict of interest involves not only legal considerations, but moral and ethical principles as well. Generally, a conflict of interests exists when an employee engages in activities or has a personal interest that interferes with the performance of his or her duties to Capella or that affects, or appears to affect, the employee’s ability to act in the best interests of Capella. Employees must avoid not only actual conflicts of interest, but also those circumstances that create the appearance of a conflict.

As a full-time employee, it is expected that this role is your primary basis of employment and that you do not engage in any other employment which would involve directly or indirectly competing with Capella Education Company or its subsidiaries. However, employees may hold adjunct teaching positions at other educational institutions provided they do not teach more than one course per quarter/semester at the other institution and that the other institution is not a direct competitor of Capella. Also, full-time employees may not hold core faculty, administrative or leadership positions at other educational institutions. Nothing in the preceding sentence is intended to prevent you from teaching at other educational institutions following termination of your employment with Capella, provided those institutions are not direct competitors.

OTHER INFORMATION:

New Hire Orientation
For your first day, please report to the Capella Tower (225 S. 6th St. 9th floor) by 8:00 a.m. and check in with the receptionist as a new employee attending New Hire Orientation. New Hire Orientation starts promptly at 8:15 a. m. During this orientation you will cover facilities information, phone training, and you will have your phot taken for your security badge and Capella’s intranet. You will also have the opportunity to discuss employee benefits with one of our Human Resources representatives.

Form I-9
The Immigration Reform and Control Act requires employers to ensure that new employees complete Section 1 of Form I-9 and provide documentation that verifies their identity and eligibility to work in the United States. Employment with Capella is contingent on your ability to provide appropriate documentation within the permitted timeframe, as outline in the Form I-9 “List of Acceptable Documents” included in your offer packet. As this is a requirement for continued employment, it is critical that you bring either one document from List A, or one document from List B and one document from List C on your first day of employment.

If you have any future questions or concerns regarding your employment, please refer to the HR Services page on the intranet, or contact Human Resources at humanresources@capella.edu or (612) 977-4767.

Please note that nothing in this letter or the terms of the Senior Executive Severance Plan is intended as a contract offer or create any contract rights in this employment arrangement. This is not intended to supersede or otherwise change the “employment at will” status of any Capella Education Company/Capella University employee. Capella is an at will employer. This means that either you or Capella may terminate employment at any time for any reason, without advance notice.

Pete, I am pleased to be able to offer you this opportunity to join Capella. I am confident you will find opportunities to share your ideas and grow personally and professionally at Capella while making valuable contributions to the company’s success! If you have any questions or concerns in regard to your acceptance of this offer, please do not hesitate to contact me.

Sincerely,

Kevin Gilligan
Chief Executive Officer

Please sign and date your acceptance of this offer and return a copy to me.

/s/ Pete M. Ramstad                                February 4, 2015
_________________________________                        _____________________
Signed                                        Dated
Peter M. Ramstad